 Exhibit 99.1

Vision-Sciences Announces Revenue of $4.0 Million for

Second Quarter and $7.6 Million for First Half of Fiscal 2014

Year-Over-Year Growth of 6% for the Quarter and 7% for the First Half

Orangeburg, NY – November 11, 2013 – Vision-Sciences, Inc. (NasdaqCM: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for its second quarter and first half of fiscal year 2014, ended September 30, 2013.

Second Quarter Fiscal Year 2014 Highlights

●	Net sales increased 6% to $4.0 million compared with $3.7 million in the second quarter of fiscal 2013;
●	On a sequential basis, net sales increased 9% compared with $3.7 million in the first quarter of fiscal 2014;
●	Operating loss improved 51% to $1.3 million compared to $2.6 million in the same quarter last year; and
●	Net loss improved by 69% to $1.3 million, or ($0.03) per basic and diluted share, compared to $4.3 million, or ($0.09) per basic and diluted share, in the same quarter last year.

First Half of Fiscal Year 2014 Highlights

●	Net sales increased 7% to $7.6 million compared with $7.1 million in the first half of fiscal 2013;
●	Operating loss improved by 25% to $3.7 million compared to $4.9 million in the same period last year; and
●	Net loss improved by 46% to $3.8 million, or ($0.08) per basic and diluted share, compared to $6.9 million, or ($0.15) per basic and diluted share, in the same period last year.

“I am pleased to note another solid quarter of consistent sales growth for Vision-Sciences,” commented Howard Zauberman, Interim Chief Executive Officer of Vision-Sciences, Inc. “We are encouraged by the initial positive impact of our strategic repositioning of the Company.

“Particularly noteworthy is that the efficacy profile of our EndoSheath technology in infection control and safe utilization in both clinical and remote settings continues to expand with a number of positive publications and presentations supporting our long-standing position of an always ready, always sterile scope.”

“These highly positive study outcomes add to the growing body of data on the microbiology validation of our EndoSheath technology, and further support the advantages of using our sterile, disposable technology over conventional, difficult-to-clean and disinfect endoscopes. We will continue to pursue opportunities to introduce or evaluate our EndoSheath technology in a variety of different venues,” concluded Mr. Zauberman.

 Exhibit 99.1

Results of Operations

Second Quarter Fiscal Year 2014 versus Second Quarter Fiscal Year 2013

Net sales in the second quarter of fiscal 2014 increased 6% to $4.0 million from $3.7 million in the same period a year ago, primarily attributable to higher sales to Stryker of our endoscopes and EndoSheath technology in the urology market ($0.8 million, or 204%). Sequentially, net sales in the second quarter increased 9% from $3.7 million as reported during the first quarter of fiscal 2014.

Net sales detail (in thousands, except for percentages) for the three-month periods were as follows:

	Three Months Ended September 30,
Market/Category	2013	2012	%
	(unaudited)	(unaudited)
Urology	$1,681	$888	89%
ENT	403	587	-31%
TNE	355	334	6%
Pulmonology	395	162	144%
Spine	-	181	-100%
Repairs, peripherals, and accessories	565	572	-1%
Total net medical sales	3,399	2,724	25%
Total net industrial sales	569	1,015	-44%
Net sales	$3,968	$3,739	6%

Gross profit was $1.2 million in the second quarter of fiscal 2014, an increase of $0.1 million, or 12%, over the same period last year. Gross margin for the period increased 150 basis points to 30.1% from 28.6% in the second quarter of fiscal 2013. The year-over-year improvement in our gross margin was primarily attributable to favorable manufacturing absorption from higher production of our urology endoscopes and EndoSheath technology (gross margin impact of 1.8%).

Selling, general and administrative (“SG&A”) expenses were $2.1 million in the second quarter of fiscal 2014, a decrease of $1.1 million, or 35%, over the same period last year. Lower stock-based compensation expense of $0.8 million in the second quarter of fiscal 2014 was the primary driver for the year-over-year decrease. The fiscal 2014 period benefited from the reversal of stock-based compensation expense for our former President and Chief Executive Officer ($0.3 million). As a percentage of net sales, SG&A decreased to 52% from 85% reported in the same period last year.

Research and development (“R&D”) expenses were $0.4 million in the second quarter of fiscal 2014, a decrease of $0.1 million, or 19%, over the same period last year. The decreases were primarily attributable to lower product development costs associated with our next generation digital processing unit, the DPU-7000, which we launched in March 2013 and introduced at COSM in April 2013. As we continue our development of an innovative product pipeline we expect our R&D expenses to increase over the next several quarters. As a percentage of net sales, R&D decreased to 11% from 14% reported during the same period last year.

The Company’s operating loss improved 51% to $1.3 million during the second quarter of fiscal 2014 driven by lower operating expenses of $1.2 million.

 Exhibit 99.1

First Half of Fiscal 2014 versus First Half of Fiscal 2013

Net sales for the first half of fiscal 2014 increased 7% to $7.6 million from $7.1 million reported during the first half of fiscal 2013. The year-over-year growth was primarily attributable to higher sales to Stryker of our endoscopes and EndoSheath technology in the urology market ($1.3 million, or 133%).

Net sales detail (in thousands, except for percentages) for the first half of fiscal years 2014 and 2013 were as follows:

	Six Months Ended September 30,
Market/Category	2013	2012	%
	(unaudited)	(unaudited)
Urology	$3,542	$1,944	82%
ENT	743	1,019	-27%
TNE	558	510	9%
Pulmonology	481	287	68%
Spine	-	440	-100%
Repairs, peripherals, and accessories	1,104	1,020	8%
Total net medical sales	6,428	5,220	23%
Total net industrial sales	1,192	1,915	-38%
Net sales	$7,620	$7,135	7%

Gross profit for the first half of fiscal 2014 increased 15% to $2.3 million compared to $2.0 million for the first half of fiscal 2013. Gross margin for the period increased approximately 210 basis points to 29.9% from 27.8% in the first half of fiscal 2013, primarily attributable to favorable manufacturing absorption from higher production of our urology endoscopes and EndoSheath technology (gross margin impact of 1.1%).

SG&A expenses were $5.1 million for the first half of fiscal 2014, a decrease of $0.8 million, or 13%, compared to the first half of fiscal 2013. The decrease was primarily attributable to lower stock-based compensation expense ($0.6 million). The first half of fiscal 2014 benefited from the reversal of stock-based compensation expense for our former President and Chief Executive Officer ($0.3 million). As a percentage of net sales, SG&A decreased to 67% from 83% as reported in the first half of fiscal 2013.

R&D expenses were $0.8 million for the first half of fiscal 2014, a decrease of $0.2 million, or 16%, compared to the first half of fiscal 2013. The decreases were primarily attributable to lower product development costs associated with the DPU-7000. As a percentage of net sales, R&D decreased to 11% from 14% as reported in the first half of fiscal 2013.

The Company’s operating loss improved 25% to $3.7 million in the first half of fiscal 2014 from $4.9 million in the first half of fiscal 2013, primarily attributable to a $1.0 million decline in operating expenses, period to period.

At September 30, 2013, the Company had cash and cash equivalents of $0.5 million and working capital of $6.6 million, as compared to cash and cash equivalents of $0.8 million and working capital of $7.0 million at March 31, 2013. As of September 30, 2013, the Company had $3.5 million of capital available under a revolving convertible promissory note with Lewis C. Pell, the Company’s Chairman.

 Exhibit 99.1

Conference Call

Howard Zauberman, Interim Chief Executive Officer, and Keith Darragh, VP, Finance, Principal Financial Officer, and Principal Accounting Officer, will host a conference call to discuss the second quarter and first half of fiscal 2014 financial results at 8:30 a.m. EST, on Tuesday, November 12, 2013.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	90418252
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EST on Tuesday, November 12, 2013, through 11:30 p.m. EST on Tuesday, November 19, 2013 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company’s website, www.visionsciences.com.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The Company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath® technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences owns the trademarks Vision Sciences™ and Slide-On™ and the registered trademarks EndoSheath®, EndoWipe® and The Vision System®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date. Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission. There is no assurance that any future results or events discussed in these statements will be achieved. The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as may be required by law.

                                                                                   .

Contacts:
Keith Darragh	Lisa Wilson
VP, Finance, Principal Financial Officer, and	President
Principal Accounting Officer	In-Site Communications, Inc.
Vision-Sciences, Inc.	(212) 452-2793
(845) 365-0600	lwilson@insitecony.com
invest@visionsciences.com

(Financial tables follow)

 Exhibit 99.1

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012

Net sales	$3,968	$3,739	$7,620	$7,135
Cost of sales	2,773	2,669	5,345	5,152
Gross profit	1,195	1,070	2,275	1,983

Selling, general, and administrative expenses	2,050	3,164	5,100	5,894
Research and development expenses	428	527	847	1,014
Operating loss	(1,283)	(2,621)	(3,672)	(4,925)

Interest income	1	1	1	2
Interest expense	(44)	(237)	(85)	(431)
Other, net	6	(35)	2	(40)
Debt cost expense	-	(128)	-	(272)
Loss on extinguishment of debt	-	(1,244)	-	(1,244)
	(37)	(1,643)	(82)	(1,985)
Loss before provision for income taxes	(1,320)	(4,264)	(3,754)	(6,910)
Income tax provision	3	-	3	1
Net loss	$(1,323)	$(4,264)	$(3,757)	$(6,911)

Net loss per common share - basic and diluted	$(0.03)	$(0.09)	$(0.08)	$(0.15)

Weighted average number of shares outstanding - basic and diluted	46,144	45,974	46,127	45,827

 Exhibit 99.1

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	September 30, 2013	March 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$455	$788
Accounts receivable, net	2,815	3,624
Inventories, net	5,683	5,158
Prepaid expenses and other current assets	393	276
Total current assets	9,346	9,846

Property and equipment, net	1,310	1,454
Other assets, net	77	77
Total assets	$10,733	$11,377

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,188	$1,300
Accrued expenses	778	728
Accrued compensation	560	656
Deferred revenue	153	130
Capital lease obligations	46	75
Total current liabilities	2,725	2,889

Convertible debt—related party	20,000	17,000
Deferred revenue, net of current portion	61	62
Capital lease obligations, net of current portion	-	22
Total liabilities	22,786	19,973

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value
Authorized—5,000 shares; issued and outstanding—none	-	-
Common stock, $0.01 par value
Authorized—75,000 shares; issued—46,414 shares and 46,249 shares, respectively	464	463
Additional paid-in capital	101,146	100,819
Treasury stock at cost, 59 shares and 34 shares of common stock, respectively	(78)	(50)
Accumulated deficit	(113,585)	(109,828)
Total stockholders’ deficit	(12,053)	(8,596)
Total liabilities and stockholders’ deficit	$10,733	$11,377

 Exhibit 99.1

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands, except per share amounts)

	Six Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,757)	$(6,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	362	406
Stock-based compensation expense	328	1,012
Provision for (recovery of) bad debt expenses	7	(7)
(Gain) loss on disposal of fixed assets	(5)	44
Debt cost expense	-	272
Loss on extinguishment of debt	-	1,244
Changes in assets and liabilities:
Accounts receivable	802	(600)
Inventories	(712)	(752)
Prepaid expenses and other current assets	(117)	(99)
Accounts payable	(112)	588
Accrued expenses	50	(303)
Accrued compensation	(96)	190
Deferred revenue	22	(7)
Advances from customers	-	(529)
Net cash used in operating activities	(3,228)	(5,452)
Cash flows from investing activities:
Purchases of property and equipment	(46)	(55)
Proceeds from disposal of fixed assets	3	5
Net cash used in investing activities	(43)	(50)
Cash flows from financing activities:
Proceeds from issuance of convertible debt—related party	3,000	-
Proceeds from promissory note—related party	-	5,000
Net proceeds from sale of common stock	-	878
Proceeds from exercise of stock options	-	85
Common stock repurchased	(28)	(24)
Payments of capital leases	(34)	(48)
Net cash provided by financing activities	2,938	5,891
Net (decrease) increase in cash and cash equivalents	(333)	389
Cash and cash equivalents at beginning of period	$788	$2,674
Cash and cash equivalents at end of period	$455	$3,063